As filed with the Securities and Exchange Commission on August 11, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tramford International Limited
(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands
(State or Other Jurisdiction of Incorporation or Organization)

N/A
(I.R.S. Employer Identification No.)

Room 2413-18, Shui On Centre,
8 Harbour Road, Wanchai,
Hong Kong, China

(Address of Principal Executive Offices)  (Zip Code)

 Tramford International Limited
2000 Stock Option Plan
(Full Title of the Plan)

Mitchell Nussbaum
Loeb & Loeb LLP
345 Park Avenue, New York, New York 10154
Tel. (212) 407-4159

(Name and Address of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered(1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.01 per share	400,000	$3.14	$1,256,000	$147.83
(1)	The securities to be registered include options to acquire Common Stock.
(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of common stock which may be issued by reason of stock splits, stock dividends or similar transactions.

(3)
Computed for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the price at which the options covered by this Registration Statement may be exercised, which was equal to the average of the high and low price per share of Common Stock on August 9, 2005, as reported on the over-the-counter Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Types of Grants and Eligibility

The 2000 Plan is designed to provide an incentive to key employees (including officers and directors who are key employees) and to consultants and directors who are not employees of the Company and its present and future subsidiaries and to offer an additional inducement in obtaining the services of such individuals.

Shares Subject to the 2000 Plan

The aggregate number of shares of Common Stock for which options may be granted under the 2000 Plan may not exceed 400,000 shares; provided, however, that the maximum number of shares of Common Stock with respect to which options may be granted to any individual in any fiscal year may not exceed 100,000 shares. Such shares of Common Stock may consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. Shares of Common Stock subject to an option which expires, or for any reason is cancelled or is terminated, unexercised, or which ceases for any reason to be exercisable may again become available for issuance upon grant of an option under the 2000 Plan.

Administration of the 2000 Plan

Except in the case of non-employee director options, in which case the Plan is administered by the Board of Directors, the 2000 Plan is administered by a Committee consisting of not less than two directors, each of whom shall be a “non-employee director” within the meaning of the rules and regulations promulgated by the Securities and Exchange Commission.

Subject to the express provisions of the 2000 Plan, the Committee has the authority, in its sole discretion, with respect to options, to determine, among other things: the key employees, consultants and advisors who are to receive options; the times when they may receive options; the number of shares of Common Stock to be subject to each option; the term of each option; the date each option is to become exercisable; whether an option is to be exercisable in whole, in part or in installments, and, if in installments, the number of shares of Common Stock to be subject to each installment; whether the installments are to be cumulative; the date each installment is to become exercisable and the term of each installment; whether to accelerate the date of exercise of any installment; whether shares of Common Stock may be issued on exercise of an option as partly paid, and, if so, the dates when future installments of the exercise price are to become due and the amounts of such installments; the exercise price of each option; the form of payment of the exercise price; whether to restrict the sale or other disposition of the shares of Common Stock acquired upon the exercise of an option and to waive any such restriction; and whether to subject the exercise of all or any portion of an option to the fulfillment of contingencies as specified in an applicable stock option contract. With respect to all options, the Committee has such discretion to determine the amount, if any, necessary to satisfy the Company’s obligation to withhold taxes; with the consent of the optionee, to cancel or modify an option, provided such option as modified would be permitted to be granted on such date under the terms of the 2000 Plan; to prescribe, amend and rescind rules and regulations relating to the 2000 Plan; and to make all other determinations necessary or advisable for administering the 2000 Plan. The Board of Directors has the authority described above with respect to the granting of non-employee director options.

Exercise Price

The exercise price of the shares of Common Stock under each option is to be determined by the Committee. The exercise price of the shares of Common Stock under each non-employee director option is to be equal to the fair market value of the Common Stock subject to such option on the date of grant.

    Term

The term of each option granted pursuant to the 2000 Plan is established by the Committee, in its sole discretion, at or before the time such option is granted. Subject to early termination, each non-employee director option is to be exercisable on a term of ten years from the date of grant.

Exercise

An option (or any part or installment thereof), to the extent then exercisable, is to be exercised by giving written notice to the Company at its principal office. Payment in full of the aggregate exercise price may be made (a) in cash or by certified check, or (b) if the applicable stock option contract at the time of grant so permits, with the authorization of the Committee, with previously acquired shares of Common Stock having an aggregate fair market value, on the date of exercise, equal to the aggregate exercise price of all options being exercised, or (c) with any combination of cash, certified check or shares of Common Stock.

The Committee may, in its discretion, permit payment of the exercise price of an option by delivery by the optionee of a properly executed exercise notice, together with a copy of his irrevocable instructions to a broker acceptable to the Committee to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay such exercise price.

Termination of Relationship

Any employee holder of an option whose employment or relationship with the Company (and its parent and subsidiaries) has terminated for any reason other than his death or disability may exercise such option, to the extent exercisable on the date of such termination, at any time within three months after the date of termination, but not thereafter and in no event after the date the option would otherwise have expired; provided, however, that if his employment is terminated either (a) for cause, or (b) without the consent of the Company, said option terminates immediately. Options granted to employees under the 2000 Plan are not affected by any change in the status of the holder so long as he or she continues to be a full-time employee of the Company, its parent or any of its subsidiaries (regardless of having been transferred from one corporation to another).

Death or Disability

If an optionee dies (a) while he is an employee or consultant to, the Company, its parent or any of its subsidiaries, (b) within three months after the termination of such relationship (unless such termination was for cause or without the consent of the Company), or (c) within one year following the termination of such relationship by reason of disability, an option may be exercised, to the extent exercisable on the date of death, by the Legal Representatives, at any time within one year after death, but not thereafter and in no event after the date the option would otherwise have expired.

Any optionee whose relationship has terminated by reason of disability may exercise his option, to the extent exercisable upon the effective date of such termination, at any time within one year after such date, but not thereafter and in no event after the date the option would otherwise have expired.

Adjustments Upon Changes in Common Stock

Notwithstanding any other provisions of the 2000 Plan, in the event of any change in the outstanding Common Stock by reason of a share dividend, recapitalization, merger or consolidation in which the Company is the surviving corporation, split-up, combination or exchange of shares or the like, the aggregate number and kind of shares subject to the 2000 Plan, the aggregate number and kind of shares subject to each outstanding option and the exercise price thereof will be appropriately adjusted by the Board of Directors, whose determination will be conclusive.

In the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation in which the Company is not the surviving corporation, any outstanding options will terminate, unless other provision is made therefor in the transaction.

Amendments and Termination of the 2000 Stock Option Plan

No option may be granted under the 2000 Plan after October 2007. The Board of Directors, without further approval of the Company’s stockholders, may at any time suspend or terminate the 2000 Plan, in whole or in part, or amend it from time to time in such respects as it may deem advisable, including, without limitation, to comply with the provisions of certain rules and regulations promulgated by the Securities and Exchange Commission, among other things; provided, however, that no amendment may be effective without the requisite prior or subsequent shareholder approval which would (a) except as required for anti-dilution adjustments, increase the maximum number of shares of Common Stock for which options may be granted under the 2000 Plan, (b) materially increase the benefits to participants under the 2000 Plan, or (c) change the eligibility requirements for individuals entitled to receive options under the 2000 Plan.

Non-Transferability of Options

No option granted under the 2000 Plan may be transferable otherwise than by will or the laws of descent and distribution, and options may be exercised, during the lifetime of the holder thereof, only by such holder or such holder’s legal representatives. Except to the extent provided above, options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and may not be subject to execution, attachment or similar process.

No optionee has any rights as a shareholder with respect to any shares subject to an option prior to the date of the issuance of a certificate or certificates for such shares.

No options were granted under the 2000 Plan since its inception.

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Registrant’s 2000 Stock Option Plan. This document and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute the Section 10(a) Prospectus.

Item 2. Registrant Information and Employee Plan Annual Information.

  The Company shall provide to you without charge, upon written or oral request, copies of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. Any such request for documents should be directed to: Michael Siu, Chief Financial Officer, c/o Tramford International Limited, Room 2413-18 Shui On Centre, 8 Harbor Road, Hong Kong, China.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Tramford International Limited (the “Registrant”) hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	The Registrant’s latest Annual Report on Form 20-F for the fiscal year ended December 31, 2004, as filed with the SEC;

(2)	The Registrant’s Report on Form 6-K dated July 28, 2005, as filed with the SEC;

(3)	The Registrant’s Report on Form 6-K dated July 18, 2005, as filed with the SEC;

(4)	The Registrant’s Report on Form 6-K dated May 24, 2005, as filed with the SEC;

(5)	The Registrant’s Report on Form 6-K dated April 28, 2005, as filed with the SEC;

(6)	The Registrant’s Report on Form 6-K dated April 6, 2005 as filed with the SEC;

(7)	The Registrant’s Report on Form 6-K dated March 29, 2005, as filed with the SEC;

(8)	The Registrant’s Report on Form 6-K dated March 24, 2005, as filed with the SEC;

(9)	The Registrant’s Report on Form 6-K dated February 8, 2005, as filed with the SEC;

(10)	The Registrant’s Report on Form 6-K dated December 21, 2004, as filed with the SEC;

(11)	The Registrant’s Report on Form 6-K dated October 4, 2003, as filed with the SEC; and

(12)
The description of the Common Stock contained in the Company’s Registration Statement on Form F-1 (File No. 333-6082), filed on November 21, 1996, pursuant to Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which de-registers all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Pursuant to its Articles of Association and subject to the law of British Virgin Islands, the Registrant may indemnify a director or officer out of the assets of the Registrant against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal and administrative or investigative proceedings which the director or officer may have incurred in connection with the execution of the duties of his office. The director or officer may only be indemnified provided the director or officer acted honestly and in good faith with a view to the best interests of the Registrant and in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his conduct was unlawful.

The Indemnification Sections of the Registrant’s Articles of Association provide, in relevant part, as follows:

109.  Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)
is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)
is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

110. The Company may only indemnify a person if the person acted honestly and in good faith and with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

111. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

112. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle presager does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

113. If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

114. The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
Exhibit Number	Description
4.1	2000 Stock Option Plan of the Registrant.
5.1	Opinion of Harney, Westwood & Riegels.
23.1	Consent of Harney, Westwood & Riegels (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)
23.2	Consent of PricewaterhouseCoopers, Hong Kong.
24.1	Power of Attorney (included as part of the signature page of this registration statement).

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on this 10th day of August, 2005.

Tramford International Limited

By:	/s/ Michael Siu
Name:	Michael Siu
Title:	Executive Director
Chief Financial Officer
Company Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Siu, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement of Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Zhao Chang Shan Zhao Chang Shan	Chairman of the Board and President	August 10, 2005

/s/ Jeff Qian Jeff Qian	Chief Executive Officer and Director	August 10, 2005

/s/ Alan Li Alan Li	Co-Chief Executive Officer and Director	August 10, 2005

/s/ Zhang Ju Zhang Ju	Chief Executive Officer and Director	August 10, 2005

/s/ Michael Siu Michael Siu	Director, Secretary and Chief Financial Officer (Principal financial and accounting Officer)	August 10, 2005

/s/ Peter Fu Peter Fu	Independent Director	August 10, 2005

/s/ L.C. Wan L.C. Wan	Independent Director	August 10, 2005

/s/ Ni Ye Zhong Ni Ye Zhong	Independent Director	August 10, 2005

/s/ Wang Wei Dong Wang Wei Dong	Independent Director	August 10, 2005

/s/ Wan Meng Wan Meng	Independent Director	August 10, 2005

/s/ Shi Xin Ping Shi Xin Ping	Independent Director	August 10, 2005

EXHIBIT INDEX

Exhibit Number	Description
4.1	2000 Stock Option Plan of the Registrant.
5.1	Opinion of Harney, Westwood & Riegels.
23.1	Consent of Harney, Westwood & Riegels (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)
23.2	Consent of PricewaterhouseCoopers, Hong Kong.
24.1	Power of Attorney (included as part of the signature page of this registration statement).